UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2006

EMBARCADERO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30293	68-0310015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 California Street, Suite 1200, San Francisco, California 94111

(Address of principal executive offices, with zip code)

(415) 834-3131

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The Compensation Committee of the Board of Directors approved our 2006 management bonus plan effective February 21, 2006. Under that plan, Raj Sabhlok, our Senior Vice President of Operations, and Michael Shahbazian, our Senior Vice President and Chief Financial Officer, each have a target bonus of 40% of his base salary and bonuses will be paid to them upon the Company’s achievement of operating performance goals for 2006, 50% of which will be based on total revenue and 50% on operating income. The Compensation Committee will determine the actual 2006 bonuses payable to Messrs. Sabhlok and Shahbazian as follows:

•	If the Company achieves 100% of the total revenue and operating income goals set forth in our 2006 operating plan in the fiscal year ending December 31, 2006, then each executive officer will receive 100% of his target bonus.

•	If the Company achieves less than 92.5% of the total revenue and less than 75% of the operating income goals set forth in our 2006 operating plan in the fiscal year ending December 31, 2006, then none of our executive officers will receive a bonus.

•	If the Company achieves more than 92.5% and less than 100% of the total revenue and more than 75% and less than 100% of the operating income goals set forth in our 2006 operating plan in the fiscal year ending December 31, 2006, then each executive officer will receive a pro rated bonus of not less than 20% of his target bonus.

•	If the Company achieves more than 100% of the total revenue and operating income goals set forth in our 2006 operating plan in the fiscal year ending December 31, 2006, then each executive officer will receive 100% of his target bonus plus an additional amount based on the percentage of over-achievement up to a maximum bonus of 150% of the officer’s target bonus if the Company achieves 106% of the total revenue and 120% of the operating income goals.

Robert Lamvik, our Senior Vice President of Sales, receives commissions based on revenue goals under a sales incentive plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBARCADERO TECHNOLOGIES, INC.

Date:	February 23, 2006	By:	/S/ MICHAEL SHAHBAZIAN
Michael Shahbazian
Chief Financial Officer